Exhibit 10.21

PROMISSORY NOTE

(Term Loan)

Principal Amount:	Date:

$40,000,000.00	December 23, 2015

FOR VALUE RECEIVED, UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation (“Borrower”) having the address of 12755 E. Nine Mile Road, Warren, Michigan, 48098, promise(s) to pay to the order of FLAGSTAR BANK, F.S.B., a federally chartered savings bank (together with its successors and assigns, the “Bank”), or to order, on or before July 15, 2016 (the “Loan Maturity Date”), the principal amount not to exceed Forty Million and No/100 Dollars ($40,000,000.00), together with interest on the unpaid principal amount hereof until paid at the rates per annum set forth below (the “Term Loan”).

The Loan Agreement

This Promissory Note (this “Note”) has been executed pursuant to that certain Loan and Financing Agreement, dated of even date herewith, made between the Bank and the Borrower. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Loan Agreement.

This Note is issued pursuant to, is entitled to the benefit of, and is subject to the provisions of, the Loan Agreement and the other Collateral Documents (as therein defined). Neither this reference to the Loan Agreement, the Collateral Documents (as may be amended, modified, extended and/or restated from time to time, are collectively the “Loan Documents”) nor any provision thereof, shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note (and all other amounts required hereunder or evidenced hereby) as herein provided, subject only to any applicable notice and grace periods in the Loan Documents.

Interest

While no Event of Default exists, amounts outstanding under this Note will bear interest at a rate per annum equal to the sum of (A) LIBOR plus (B) three and one-half percentage points (3.50%). During any period(s) an Event of Default exists, the outstanding principal amount of this Note shall bear interest at a rate equal to three percent (3.0%) per annum greater than the interest rate otherwise charged hereunder (“Default Rate”).

For purposes of this Note, the following terms shall have the following meanings:

“Business Day” shall mean any day other than a Saturday or a Sunday on which banks in Detroit, Michigan are required to be open for business, and on which banks in London, England, settle payments.

“LIBOR” shall mean, for each Reset Date, the interest rate per annum determined by the Bank by dividing (i) the rate that appears as the ICE Benchmark Administration LIBOR Rate for United States Dollar deposits (as quoted by Bloomberg Finance L.P.) offered by leading banks in the London interbank deposit market, at approximately 11:00 a.m., London time, two (2) Business Day prior to such Reset Date, as the one (1) month London interbank offered rate for U.S. Dollars commencing on such Reset Date.

“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“LIBOR Election” shall mean an election made in a written notice by the Borrower to pay interest at the LIBOR Rate, which notice shall be irrevocable and delivered to the Bank at least three Business Days prior to the first Reset Date, specifying the entire principal balance then outstanding hereunder to be carried in consecutive periods, each one of one-month duration (each, an “Interest Period”) and commencing on the expiration of each preceding Interest Period.

“Prime Rate” shall mean, for any day, the variable per annum rate of interest so designated from time to time by the Bank as its “prime rate.” The Borrower acknowledges that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer of the Bank and that changes in the rate of interest applicable to this Note resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

“Reset Date” shall mean (i) the date of this Note, and (ii) the first (1st) day of each month thereafter, provided that: (a) if any such day is not a Business Day, then the first succeeding day that is a Business Day shall instead apply, unless that day falls in the next succeeding calendar month, in which case the next preceding day that is a Business Day shall instead apply, and (b) if any such day is a day of a calendar month for which there is no numerically corresponding day in certain other months (each, a “Non-Conforming Month”), then any Reset Date that falls within a Non-Conforming Month shall be the last day of such Non-Conforming Month.

By execution of this Note, Borrower requests the entire principal balance from time-to-time outstanding hereunder to be carried in consecutive Interest Periods, each one of one-month duration and commencing on the expiration of each preceding Interest Period.

The following provisions shall also apply to all portions of the principal balance from time to time evidenced by this Note bearing interest at the LIBOR Rate (each, a “LIBOR Loan”):

(a) LIBOR shall be adjusted on and as of (1) each Reset Date, and (2) the effective date of any change in the LIBOR Reserve Percentage. The Reset Date will be the first (1st) business day of each month;

(b) LIBOR may be deemed by the Bank (in the Bank’s sole discretion) to be unavailable if a Default or Event of Default occurs or if the Bank determines that (i) no adequate basis exists for determining LIBOR, (ii) adverse or unusual conditions in or changes in applicable law or the London interbank eurodollar market make it illegal or, in the reasonable judgment of the Bank, impossible to fund loans at LIBOR or make LIBOR unreflective of the actual costs of funds to the Bank, or (iii) it has become unlawful for the Bank to charge interest on Loans by reference to LIBOR; and

(c) If LIBOR is deemed by the Bank to be unavailable, then the Bank shall so notify the Borrower, and all amounts outstanding under this Note shall automatically be converted on the next succeeding Reset Date to a rate of interest per annum equal to the Prime Rate minus 1% (and shall continue to do so until LIBOR is deemed available by the Bank).

Interest Computations

Interest due with respect to this Note shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. If the due date for any payment required under this Note is extended by operation of law, interest shall be payable for such extended time. If any payment required under this Note is due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

Principal and Interest Payments

On the Loan Maturity Date, the Borrower shall repay all Indebtedness then outstanding with respect to the Term Loan, including, without limitation, the outstanding principal balance of this Note, all interest accrued thereon, prepayment fees, charges and premiums and all costs and expenses payable to the Bank.

Commencing on February 1, 2016 and continuing on the first (1st) day of each consecutive calendar month thereafter, this Note shall be repaid by consecutive monthly installments of interest (calculated as aforesaid) accrued and unpaid to each such date. All payments required to be paid hereunder shall first be applied to costs and expenses required to be paid hereunder, then to accrued interest hereunder and the balance shall be applied against the principal. Borrower understands that the installment payments of principal provided for herein may not be sufficient to fully amortize the outstanding principal balance of this Note by the Loan Maturity Date and, in that case, the final payment due on the Loan Maturity Date will be a balloon payment of all then outstanding principal and accrued interest.

Prepayment; Yield Maintenance and Breakage

The Borrower may prepay this Note in whole or in part at any time, without premium or additional charge, except as set forth in this Note. Amounts so prepaid may not be borrowed or reborrowed, and the Term Loan shall be permanently reduced by the amount so prepaid.

The Borrower may prepay a LIBOR Loan only upon at least three (3) Business Days’ prior written notice to the Bank (which notice shall be irrevocable). The Borrower shall pay the applicable Yield Maintenance Fee (if any) to the Bank and any actual breakage costs incurred by the Bank, upon request of the Bank, in connection with: (i) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan; or (ii) any failure by the Borrower to borrow a LIBOR Loan on the date specified in the applicable LIBOR Election unless caused by the Bank’s failure to extend the requested LIBOR Loan on such date. As used herein, “Yield Maintenance Fee” means an amount computed as follows in connection with prepayment of LIBOR Loans: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to last day of the Interest Period applicable to the LIBOR Loan as to which the prepayment is made, shall be subtracted from the LIBOR Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the applicable Interest Period. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the applicable Interest Period. The resulting amount shall be the Yield Maintenance Fee, which shall be due and payable upon the prepayment of a LIBOR Loan. If by reason of an Event of Default, the Bank elects to declare the Indebtedness under this Note to be immediately due and payable, then a Yield Maintenance Fee with respect to then outstanding LIBOR Loans shall be calculated as aforesaid and shall be due and payable, together with any actual breakage costs incurred by the Bank. The Borrower acknowledges that the Bank will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of prepayment of a LIBOR Loan and that the Yield Maintenance Fee compensates the Bank for such costs and expenses. The Borrower further acknowledges that the Yield Maintenance Fee is bargained for consideration and not a penalty.

Acceleration; Default Interest and Late Charges

Upon the occurrence of an Event of Default, the aggregate unpaid balance of principal of this Note, plus accrued interest hereon and all other unpaid Indebtedness with respect hereto, shall be due and payable in full; and, upon an Event of Default, all Indebtedness evidenced hereby shall bear additional interest at the Default Rate. In addition, if any payment required under this Note is not paid in full within ten (10) days after its due date, the Borrower shall pay to the Bank, on demand, a late payment charge equal to the lesser of (a) three percent (3%) of the overdue payment, or (b) Ten Thousand and No/100 Dollars ($10,000.00).

Application of Payments

Any payments received by the Bank with respect to this Note prior to the occurrence of an Event of Default shall be applied first to any costs, expenses, fees or prepayment fees or premiums due to the Bank, second to any unpaid accrued interest hereunder, and third to the unpaid principal hereunder (in inverse order of maturity). Any payments received after the occurrence of an Event of Default shall be applied to the Indebtedness in such a manner as Bank shall determine.

Place for Payments

All payments under this Note shall be made at the office of the Bank at the address set forth on the signature page hereto (or at such other place as the Bank may designate from time to time in writing) in lawful money of the United States of America in federal or other immediately available funds.

Waivers by Borrower

The Borrower hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices (except as provided in or required by the Loan Agreement) in connection with the delivery, acceptance, performance and enforcement of this Note. The Borrower’s liability hereunder shall remain unimpaired notwithstanding any extension of the time for payment or other indulgence granted by the Bank, or the release of all or any part of the security granted to the Bank, in connection with the Indebtedness evidenced hereby or the liability of any party which may assume or otherwise be liable for the obligation to make payment of the Indebtedness evidenced hereby or the performance of the Obligations of the Borrower under any of the Loan Documents.

Business Purposes

The Borrower represents to the Bank that the proceeds of this Note will be used solely for business purposes and shall not be used for personal, family, or household purposes.

Note as Loan Document

This Note constitutes a Loan Document under and as defined in the Loan Agreement and shall be governed by the provisions of the Loan Agreement pertaining to governing law, and jurisdiction and forum.

WAIVER OF JURY TRIAL, SERVICE OF PROCESS AND DAMAGES

THE BORROWER, AND BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER OR THE LENDER, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE TERM LOAN OR ENFORCEMENT OF THIS NOTE OR THE OTHER LOAN DOCUMENTS. THE BORROWER HEREBY AGREES IT SHALL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY CANNOT BE OR HAS NOT BEEN WAIVED.

IN ANY ACTION OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE, OR THE INTERPRETATION OR ENFORCEMENT HEREOF, THE BORROWER HEREBY ABSOLUTELY AND IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, DECLARATION OR OTHER PROCESS AND HEREBY ABSOLUTELY AND IRREVOCABLE AGREES THAT THE SERVICE THEREOF MAY BE MADE IN THE MANNER AND TO THE ADDRESS SPECIFIED FOR NOTICES IN THE LOAN AGREEMENT.

EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND AGREEMENTS, EACH OF WHICH CONSTITUTE A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS NOTE AND TO MAKE THE TERM LOAN.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered be executed under seal by its duly authorized representative as of the date first above written.

Borrower:

UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation

By:	/s/ David A. Crittenden
Name:	David Crittenden
Its:	Chief Financial Officer

Address for Payments:

Flagstar Bank, FSB
Commercial Loan Operations
5151 Corporate Drive
MD: E-203-3
Troy, Michigan 48098